                                                        EXHIBIT 21.1



                                  SUBSIDIARIES



                                          Jurisdiction of
              Subsidiary                     Organization
              ----------                   ---------------
 1.            SPSS International,BV        The Netherlands

 2.            SPSS Asia Pacific Pte Ltd    Singapore

 3.            SPSS Benelux BV              The Netherlands

 4.            SPSS GmbH                    Germany

 5.            SPSS Scandinavia AB          Sweden

 6.            SPSS (UK) Ltd.               England

 7.            SPSS Japan, Inc.             Japan

 8.            SPSS Australasia Pty. Ltd.   Australia

 9.            SPSS UK Ltd., India          India

10.            SPSS France Sarl             France



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